EXHIBIT 10.2

2016 AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS 2016 AMENDMENT TO EMPLOYMENT AGREEMENT (the or this “Amendment”), made and entered into on the 31st day of October, 2016, faby and between PRIMO WATER CORPORATION (the “Company”), a Delaware corporation having its principal office at Winston-Salem, North Carolina, and MATTHEW T. SHEEHAN (the “Executive”), an individual residing in Winston-Salem, North Carolina. This Amendment shall be effective as of October 17, 2016 (the “Amendment Effective Date”).

R E C I T A L S :

The Executive has heretofore been employed by the Company as its President and Chief Operating Officer pursuant to the terms of an Employment Agreement dated June 3, 2013 (the “2013 Agreement”). The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Company desires to continue to employ the Executive as its President and Chief Operating Officer and the Executive desires to continue to be employed in that capacity. Furthermore, in recognition of the invaluable services previously rendered and to be rendered in the future to the Company in such capacity, the Company desires to increase the Executive’s base salary and to provide certain other benefits to him commensurate with his position at the Company. It is deemed necessary and advisable to amend the 2013 Agreement to reflect the terms of their new understanding concerning the Executive’s continued employment by the Company as its President and Chief Operating Officer and to make such other changes as are deemed necessary or advisable to clarify certain provisions of the 2013 Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation and benefits the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree that the 2013 Agreement shall be amended, effective as of the Amendment Effective Date, as follows:

1.

All provisions of the 2013 Agreement shall remain in full force and effect except to the extent such provisions are expressly modified by this Amendment. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the 2013 Agreement.

2.	Replace Exhibit A to the 2013 Agreement with new Exhibit A attached hereto and delete Exhibit B to the 2013 Agreement.

3.

The Executive’s Base Salary as of the Amendment Effective Date shall be the base salary as set forth on new Exhibit A attached hereto. The Executive’s Base Salary shall thereafter be adjusted as provided in Section 4.1 of the 2013 Agreement and Exhibit A.

4.	Insert the following new material immediately before the semicolon in Section 2.13(a):

“within 90 days of the initial existence of the events constituting Good Reason”

5.	Insert the following new Section 3.6 immediately after Section 3.5:

“3.6     YPO Expenses. In accordance with Section 3.5, the Company shall reimburse the Executive for all expenses incurred by him in connection with his membership in the Young Presidents’ Organization.”

6.	Insert the following new Section 4.2(b)(iii) immediately after Section 4.2(b)(ii):

“In recognition of the invaluable services previously rendered, the Company will grant the Executive a bonus comprised of 100,000 non-qualified stock options as set forth on Exhibit A (the ‘Bonus Options’) pursuant to the Company’s 2010 Omnibus Long-Term Incentive Plan. The grant of the Bonus Options shall be subject to Compensation Committee approval, and the grant date for such Bonus Options shall be in accordance with the Company’s equity award policy. Such Bonus Options shall vest in accordance with the vesting schedule set forth on Exhibit A, subject to acceleration of vesting as described herein and as may be set forth in the grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any grant agreement and this Agreement, this Agreement shall control.”

7.	Delete Section 4.2(c)(i) in its entirety and substitute therefor the following:

“(c) Value Creation Plan. The Executive shall be deemed a ‘Participant’ for purposes of the Company’s Value Creation Plan, as approved by the Company’s Compensation Committee on May 14, 2013, as subsequently amended and restated on March 3, 2016, and as such may be further amended and/or restated from time to time by the Company’s Compensation Committee (the ‘VCP’). Notwithstanding anything in the VCP to the contrary, the Company agrees as follows:

(i)

During the term of the Executive’s Employment, (A) the Executive will always be deemed a ‘Participant’ under the VCP and at no point during term of the Executive’s Employment may the Company or any representative of the Company (including the Compensation Committee) remove him from participation in the VCP; (B) the Executive will receive not less than twenty-five (25%) of the bonus pool award actually made to all Participants under the VCP for any fiscal year under the VCP; and (C) any such award shall be paid in accordance with the terms of the VCP; provided, however, that such award shall be paid in the year following the year in which the applicable Adjusted EBITDA target was achieved and no later than December 31 of such year.”

8.	Insert the following new material to the end of Section 4.2(c):

“In the event the VCP is terminated or awards are no longer granted under the VCP and the Company adopts a new long-term incentive plan, the Executive will be granted awards under the new plan commensurate with his position as President and Chief Operating Officer.”

9.	Insert the following new material to the end of Section 6.1(a):

“In the event the Executive becomes entitled to receive a payment pursuant to this Section 6.1(a), and he dies prior to receiving the payment to which he is entitled, then such payment shall be made to the Executive’s surviving spouse, or if he leaves no surviving spouse, then the payment shall be made to his estate.”

10.	Delete Section 6.1(b) in its entirety and substitute therefor the following:

“(b) As a condition to making any severance payment, the continuation of insurance and related benefits under Section 6.2 below and the special equity vesting under Section 6.3 below, the Company will require the Executive or his legal representative(s) to first execute and deliver a release to the Company with such release becoming irrevocable prior to the 60th day following the Termination Date. The release shall be in a form satisfactory to the Company and shall contain a full release of all claims against the Company and certain other provisions, including, but not limited to, a reaffirmation of the covenants in Sections 8, 9.1 and 9.2.”

11.	Delete Section 10.1(a)(i) in its entirety and substitute therefor the following:

“(a)     If, during the specific time periods listed in subparagraph (b), any of the specific events listed in subparagraph (b) occur, then the Executive will be entitled to the following benefits:

(i)     The Company shall pay to the Executive an amount equal to one and one-half (1 ½) times the sum of (A) the highest Base Salary in effect during the 12 months immediately prior to the Termination Date plus (B) the average annual bonus earned by the Executive for the most recent two (2) fiscal years ending prior to the Termination Date, such amount to be paid in cash or immediately-available funds in a lump sum on the 60th day following the Termination Date. In the event the Executive becomes entitled to receive a payment pursuant to this Section 10.1(a)(i), and he dies prior to receiving the payment to which he is entitled, then such payment shall be made to the Executive’s surviving spouse, or if he leaves no surviving spouse, then the payment shall be made to his estate.”

12.	Delete Section 10.1(b) in its entirety and substitute therefor the following:

“(b)     The specific events and time periods in which the Executive will be entitled to the special severance benefits under this Section 10.1 are as follows:

(i)

the Executive’s Employment is terminated by the Company, for any reason other than Cause, at any time during the period beginning on the Change of Control date and ending on the date two (2) years after the Change of Control date;

(ii)	the Executive Resigns for Good Reason at any time during the period beginning on the Change of Control date and ending on the date two (2) years after the Change of Control date;

(iii)	the Executive dies at any time during the period beginning on the Change of Control date and ending on the date two (2) years after the Change of Control date; or

(iv)

the establishment of the Executive’s Disability (as defined in Section 5.2) at any time during the period beginning on the Change of Control date and ending on the date two (2) years after the Change of Control date.

For the avoidance of doubt, if the Executive’s employment is terminated by the Company, for any reason other than Cause, immediately prior to, and in connection with, the closing of a transaction that constitutes a Change of Control, the Executive will be entitled to the special severance benefits under this Section 10.1.”

13.	Insert the following new material to the end of Section 12:

“To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, the amount of any reimbursable expenses incurred, or in-kind benefits to be provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.”

14.	Insert the following new section 14.12 immediately after section 14.11:

“The Company will not consolidate or merge into or with another corporation, company, firm, group or other entity, or transfer all or substantially all of its assets to another corporation, company, firm, group or other entity (the ‘Successor Entity’) unless the Successor Entity shall assume this Agreement, and upon such assumption, the Executive and the Successor Entity shall become obligated to perform the terms and conditions of this Agreement.”

IN WITNESS WHEREOF, the parties have executed this 2016 Amendment to Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Matt T. Sheehan
Matthew T. Sheehan

PRIMO WATER CORPORATION

By: /s/ Jamila Granger
VP, General Counsel and Secretary

Exhibit A

Office	Winston-Salem, NC

Position

President and Chief Operating Officer.  The Executive will report to the Chairman and Chief Executive Officer of the Company. In addition, the Company will use reasonable best efforts to cause the Company's Board of Directors to appoint the Executive to serve as a member of the Company's Board of Directors.

Base Salary	$450,000*

Target Bonus	One hundred percent (100%) of Base Salary as of January 1 of the applicable new calendar year.

Bonus Options	100,000 non-qualified stock options

Vesting of Bonus Options	Annual vesting at the rate of twenty-five percent (25%) per year, over four (4) years.

*Base Salary shall be subject to an annual automatic cost of living increase effective each January 1 during the period of Employment determined by multiplying the most recent Base Salary times a fraction (not less than one) whose numerator shall be the Consumer Price Index (the “CPI”) [All Urban Consumers, South Region Average (1982-84 = 100); All Items, Bureau of Labor Statistics of The United States Department of Labor], for the month of November next preceding the applicable January 1, and whose denominator shall be the CPI for the month of November for the immediately preceding year. If the quotient obtained in the foregoing fraction shall be a number less than one, the Base Salary shall not be decreased. In the event (i) the CPI ceases to use the 1982-84 average of 100 as the base of calculation, or (ii) a substantial change is made in the quality or quantity of the items utilized in determining the CPI, or (iii) the publishing of the CPI shall be discontinued for any reason, the United States Department of Labor shall be requested to furnish a new index comparable to the CPI, together with the information which will make possible the conversion of such new index to replace the CPI for the purposes of computing the Base Salary as provided for herein. If for any reason the United States Department of Labor does not furnish such an index and information, the parties hereto shall thereafter accept and use, as determined by the Board, such other index or comparable statistics to measure the cost of living as shall be computed and published by (i) an agency of the United States Government, (ii) a reasonable financial periodical or (iii) a recognized authority mutually selected by the Company and the Executive.